Exhibit 10.7

                                                Transaction No. 1192-L01-01

                     BAREBOAT CHARTER AND OPTION TO PURCHASE

                            of the Casino Cruise Ship

                                   EMPRESS II

     THIS BAREBOAT CHARTER and Option to Purchase (hereinafter "Charter") made and entered into as of July 6, 2004 by and between Cruise Holdings II, LLC, a Nevada limited liability company (hereinafter Owner), with an office and place of business at 6171 McLeod Drive, Las Vegas, Nevada 89120, owner of the casino cruise ship EMPRESS II, United States Official Number 998517 (hereinafter the "Vessel"), and Palm Beach Empress Inc., a Delaware corporation ("PBE"), with an office and place of business at One East 11th Street, Suite 500, Riviera Beach, Florida 33404 and Palm Beach Maritime Corporation, formerly named MJQ Corporation, a Delaware corporation ("MJQ"), with an office and place of business at One East 11th Street, Suite 500, Riviera Beach, Florida 33404, jointly and severally as Charterer (PBE and MJQ are hereinafter individually and collectively referred to as, the "Charterer"). The Owner, as Lessor, and Charterer, as Lessee, are also parties to that certain Master Lease ("Master Lease") of even date herewith, wherein Owner agrees to lease the Vessel to Charterer and Charterer agrees to lease the Vessel from Owner. The terms and provisions of the Master Lease are hereby incorporated herein by reference; provided, however, in the event of any conflict between any provisions of the Master Lease and this Charter, the provisions of this Charter shall control.

                              W I T N E S S E T H:

     NOW THEREFORE, upon the terms and conditions hereinafter set forth, Owner agrees to charter and Charterer agrees to accept under charter the Vessel.

                                   ARTICLE 1

                              DESCRIPTION OF VESSEL

     The Vessel is a United States registered vessel (official number 998517), more particularly described in Appendix A attached hereto.

                                    ARTICLE 2

                                PERIOD OF CHARTER

     A. The period of this Charter shall be for five (5) years (hereinafter the "Original Period") from the date of delivery as hereinafter provided. This Charter shall automatically supercede and terminate any existing bareboat charter of the Vessel, including without limitation that certain bareboat charter between Charterer and ITG Vegas, Inc., a Nevada corporation ("ITG Vegas").

     B. At the end of the Charter Period, provided no payment default by Charterer exists hereunder, Owner agrees to deliver title to the Vessel to Charterer pursuant to the terms and conditions set out in Article 19 hereof.

                                    ARTICLE 3

                              MONTHLY CHARTER HIRE

     A. The Charterer shall pay charter hire("Charter Hire") monthly in arrears on or before the first day of each calendar month commencing on the first day of the first month following the date of delivery and continuing thereafter for a period of twelve (12) months at the rate of Eighty-Two Thousand Six Hundred Ninety-Five Dollars (US$82,695.00) per month, and the first day of each calendar month thereafter for forty-eight (48) consecutive months until termination of the Charter as provided herein at the rate of One Hundred Seventy-One Thousand Seven Hundred Two and 54/100ths Dollars (US$171,702.54) per month or pro rata for any part of a month. Any Charter Hire paid in advance and not earned shall be promptly refunded to the Charterer by Owner, including any unearned Charter Hire paid in advance during the month in which the Vessel may be sold to the Charterer. Payment of Charter Hire shall be made to the Owner by electronic funds transfer as directed by Owner or, if no directions are given by Owner, to the Owner at 6171 McLeod Drive, Las Vegas, Nevada 89120, and shall be deemed paid when it is received by the Owner. The first monthly Charter Hire payment shall be made, pro rata, on the first day of the first month following the date of delivery and all subsequent payments shall be made on or before the first day of each calendar month thereafter.

     The  amounts  of  Charter  Hire set  forth in the first  paragraph  of this
Article 3A is derived  from an
amortization table set forth in Schedule A-1 to the Master Lease I ("Schedule"), incorporated herein by reference, which is and, insofar as it may be modified in accordance herewith shall be, determined based upon an original principal amount of $6 million with interest at 16.54%, payable initially in sixty (60) consecutive installments, payable monthly in arrears on the first day of each calendar month, in level payments the first twelve (12) of which shall be in the amount of $82,695 and the next forty-eight (48) of which shall be in the amount of $171,702.54; provided, however, that the first payment shall be adjusted pro rata based upon the number of days from the date hereof through and including July 31, 2004. Beginning July 15, 2005, Charterer shall have the right to prepay the Charter Hire hereunder by paying the Casualty Value as set forth in the Schedule, representing a premium of seven percent (7%) if prepaid on or after July 15, 2005 and before July 15, 2006, five percent (5%) if prepaid on or after July 15, 2006 and before July 15, 2007, three (3%) if prepaid on or after July 15, 2007 and before July 15, 2008, and without premium if prepaid on or after July 15, 2008. Ninety-Seven percent (97%) of all Cash Flow Sweep (as defined in
Article 3B below) payments made before July 15, 2008, and one hundred percent (100%) of such payments made thereafter, shall be applied to the principal portion of the Casualty Value and to the principal portion of installments of Charter Hire in the inverse order of the maturities thereof. The level amount of each installment of Charter Hire set forth herein shall continue notwithstanding any prepayment or Cash Flow Sweep payment, with the result that the number of payments required to pay the entire Casualty Value or Charter Hire shall be reduced. With each prepayment and each Cash Flow Sweep payment, the Schedule shall be modified to reflect a new amortization schedule reflecting the adjusted Casualty Value and the portion thereof representing principal. Owner shall, within five (5) business days after the date of any partial prepayment or Cash Flow Sweep payment, provide to Charterer a new amortization schedule with Casualty Values and showing the principal portion thereof in the form of a proposed amendment to the Schedule. Charterer shall have five (5) business days from the date of receipt thereof to notify Owner, in writing, of its disagreement with any amounts shown therein. If Charterer fails to notify Owner of its disagreement as to the amendment to the Schedule, then the amendment to the Schedule submitted by Owner shall be deemed correct and binding upon the parties hereto. If Charterer notifies Owner within such five (5) business day period that it disagrees with the amended Schedule provided by Owner, and the parties are not able to resolve such disagreement, at the request of either party, the parties shall retain a mutually agreed upon independent certified public accounting firm to recalculate the amortization schedule and Casualty Values (and showing the principal portion thereof) to be attached as the amendment to the Schedule, which shall be final, conclusive and binding upon the parties. Once the Casualty Value in effect hereunder is reduced to zero, no further payments of Charter Hire shall be payable hereunder. Any amendment to the Schedule approved by the parties in accordance with this Section 3.A shall supercede any previous schedule, and in the event the provisions of any amendment to the Schedule conflict with the provisions of any prior Schedule, the provisions of the amended Schedule shall control.

     Owner is on this date depositing $6 million into blocked bank account no. 35012862 with Silver State Bank (the "Blocked Account"), the funds from which are to be released from time to time to PBE for purposes of paying expenses incurred in refurbishing the Vessel and preparing the Vessel for its inaugural voyage, all subject to the terms of that certain Blocked Account Agreement of even date herewith among PBE, Owner, Silver State Bank, PDS-Funding 2004-A LLC and others. To the extent less than $6 million is released from the Blocked Account to PBE pursuant to such Blocked Account Agreement, such deficiency shall be applied to reduce the principal portion of the Casualty Value and the installments of Charter Hire in the inverse order of their maturities, with the same effect (including but not limited to the need for an amendment to Schedule I hereto) as set forth in the immediately preceding paragraph.

     B. In addition to the monthly Charter Hire, Charterer shall make an annual payment that will be credited against the Purchase Option Exercise Price and also against installments of Charter Hire, as set forth in this Article 3.B ("Cash Flow Sweep"). The amount of the annual Cash Flow Sweep payment shall be determined by multiplying the Cash Flow Sweep Percentage, defined below, to an amount equal to the combined annual EBITDA (earnings before interest, tax, depreciation and amortization) with respect to the Vessel and a second vessel, the PALM BEACH PRINCESS (Panama No. 14348-84-E and IMO No. 8402937)(the "Second Vessel"), operated by Charterer or, by way of a sub-demise charter(s), ITG Vegas, or ITG Palm Beach, LLC, a Delaware limited liability company ("ITG Palm Beach"), for the prior fiscal year less Capital Expenditures, as defined herein, and less, to the extent not otherwise expensed or deducted, any "Additional Payments" under and as defined in Articles 3.B and 19.B of the two Sub-Charters of even date herewith between Charterer, ITG Palm Beach and ITG Vegas, but without regard to any Cash Flow Sweep payments. The initial fiscal year shall commence on July 1, 2004. The Cash Flow

Sweep calculation shall be based upon the annual audited financial statements provided by each Charterer or ITG Vegas or other operator of the Vessel and the Second Vessel to Owner within ninety (90) days of fiscal year-end. Owner shall submit to Charterer the calculation of the amount of Cash Flow Sweep payment due to Owner within five (5) days of Owner's receipt of annual audited financial statements from each Charterer or ITG Vegas. "Capital Expenditures" means an amount equal to four percent (4%) of the net operating revenue resulting from the operations of the Vessel and the Second Vessel. The Cash Flow Sweep Percentage will be determined based on the annual EBITDAR (earnings before interest, taxes, depreciation, amortization and rents) generated by and from the Vessel and the Second Vessel, as reflected in accordance with generally accepted accounting principles then in effect in the United States, in the financial statements provided to Owner by Charterer or ITG Vegas, as follows (all amounts in millions of dollars):

------------------------------ -------------------------------------------------
EBITDAR                        Cash Flow Sweep Percentage of EBITDA less
                               Capital Expenditures
------------------------------ -------------------------------------------------
More than $10.0                None
------------------------------ -------------------------------------------------
Between $8.0 and $10.0         15% (fifteen percent)
------------------------------ -------------------------------------------------
Less than $8.0                 30% (thirty percent)
------------------------------ -------------------------------------------------

The Cash Flow Sweep  payment shall be due to Owner on the later of the fifteenth
(15th) day after the end of the first quarter of the following fiscal year or fifteen (15) days after the submission by Owner to Charterer of the statement of the amount of Cash Flow Sweep payment due to Owner.

     C. At the end of each quarter of the current fiscal year, Charterer shall provide a year-to-date calculation of EBITDAR, annualized based on seasonality factors provided by Owner and attached as Exhibit A ("Annualized EBITDAR"). Based upon the product of Annualized EBITDAR and 10/12ths ("YTD Result"), Charterer agrees to deposit the following percentage of year-to-date EBITDA ("YTD EBITDA" and such percentage, the "Escrow Amount") into an account (the "Cashflow Account") for the benefit of Owner, in accordance with that certain Account Agreement of even date herewith among Charterer, Owner, Cruise Holdings I, LLC, a Nevada limited liability company and SILVER STATE BANK, a Nevada State chartered banking corporation ("Silver State"):


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


-------------------------------------------------- ---------------------------
                  YTD RESULT                              ESCROW AMOUNT
-------------------------------------------------- ---------------------------
YTD Result is less than $10 Million, but greater   50% of YTD EBITDA
than $8 Million
-------------------------------------------------- ---------------------------
YTD Result is less than $8 Million                 100% of YTD EBITDA
-------------------------------------------------- ---------------------------
YTD Result is greater than $10 Million             NONE
-------------------------------------------------- ---------------------------

The applicable Escrow Amount shall be paid to the Cashflow Account on or before the fifteenth (15th) day after the end of the respective quarter of the then current fiscal year. At the end of each subsequent quarter of the applicable fiscal year, if the YTD Result is greater than $10,000,000.00, all funds in the Cashflow Account, if any, shall be remitted to ITG Vegas for the account of Charterer; and if the YTD Result is between $8,000,000.00 and $10,000,000.00, any amount previously deposited in the Cashflow Account in excess of 50% of YTD EBITDA will be remitted to ITG Vegas for the account of Charterer. At the end of each fiscal year, any funds held in the Cashflow Account pursuant to this paragraph 3.C. shall be applied to any Cash Flow Sweep payment due under paragraph 3.B., above. Owner and Charterer acknowledge and agree that the Escrow Amount shall be determined for each fiscal quarter and fiscal year by Owner and payment in full by Charterer of the Escrow Amounts hereunder shall satisfy the Charterer's obligations under this Paragraph 3.C for both the Vessel and the Second Vessel.

     D. Charterer shall not make any deductions from the Charter Hire, except with respect to the following:

          (1)Time actually lost by reasons of action or failure to act of Owner or Owner's creditors or claimants other than the Charterer or its affiliates, except to the extent such delays were caused or contributed to by Charterer.

          (2) Any disbursements for Owner's account, provided Owner agrees in writing.

          (3) Any previous overpayments of Charter Hire, excluding any overpayments of Charter Hire concerning which a bonafide dispute may exist, but in the latter event the Owner shall furnish an adequate bank guarantee or other good and sufficient security on request of the Charterer.

          (4) Any sums to which Charterer is entitled under Article 12 herein.

                                    ARTICLE 4

                                 ON-HIRE SURVEY

     A. Charterer has made its own independent assessment of the Vessel and accepts the Vessel As-Is And Where-Is and the parties agree not to require an on-hire survey. Any damage or deficiencies in either the hull, equipment and/or machinery affecting either the seaworthiness of the Vessel or its capability to operate in its intended service or the maintenance of the Vessel's classification society certificates or U. S. Coast Guard required documents, certificates, or certifications required to operate in U.S. waters, if any, discovered at any time prior to or during this Charter shall be the sole responsibility of Charterer and any such damage or deficiency shall not in any way alter, amend or excuse Charterer's obligations under this Charter.

     B. Charterer's acceptance of the Vessel under this Charter shall constitute an admission by the Charterer of full performance by the Owner of its obligations with respect to the condition of the Vessel on Delivery per Article
5. Thereafter, the Charterer shall not be entitled to make or assert any claim against the Owner on account of agreement, representation or warranty, either express or implied, with respect to the condition, seaworthiness or fitness of the Vessel. Failure of the Charterer to make an inspection of the Vessel and its appurtenances shall be entirely at its own risk.

                                    ARTICLE 5

                             DELIVERY OF THE VESSEL

     A. The Vessel will be delivered by Owner hereunder to Charterer at a safe and accessible berth or anchorage at Joliet, Illinois on the date hereof ("Delivery").

     B. Representatives of Owner and Charterer shall jointly execute a Certificate of Delivery and Acceptance, in the form attached hereto and marked as Appendix B, acknowledging the delivery and receipt of the Vessel.

     C. Due to the planned modification of the Vessel, the Vessel shall be accepted As Is and Where Is, not in class and without any required United States Coast Guard Certificate of Inspection. Charterer will obtain, independent from Owner, all classification and Coast Guard certificates for the Vessel and if any of the Vessel's classification or Coast Guard certificates require renewal at the time of Delivery, such renewals shall be paid for by Charterer and Charterer accepts full responsibility for obtaining any classification or certificates required for the Vessel. The Charterer shall keep the Vessel's documentation and classification certificates in full force and effect during the term of this Charter or any extensions thereof, providing copies of such certificates to Owner when issued, and shall renew all such certificates at the time of any Redelivery under Article 13 whether or not due for renewal, unless otherwise agreed to by the parties.

     D. Concurrently with the Delivery of the Vessel hereunder, the Owner shall assign to the Charterer all of its rights, title and interest in and to any warranties and guaranties which the Owner may have, provided that the same, if still in effect, shall be reassigned to Owner upon Redelivery of the Vessel. If any such warranty or guaranty is not fully assignable to the Charterer, the Owner shall cooperate with Charterer to enforce its rights thereunder.

                                    ARTICLE 6

                         USE AND OPERATION OF THE VESSEL

     A. The Charterer shall have the full use of the Vessel and, subject to the trading limits of Article 24 hereof, may employ the Vessel in any lawful trade or trades in accordance with the laws and regulations of the Vessel's flag state and any country where the Vessel may be operated, as the Charterer may from time to time elect, and it agrees to comply with all local, state, and federal regulations pertaining to the operation of the Vessel in the United States.

     B. During the Charter Period the Vessel shall be under the complete control of the Charterer, who shall have exclusive possession, control, and command of the Vessel, subject to the terms hereof, and assumes full responsibility therefor, including port charges, agencies, fines, assessments and penalties incurred due to Charterer's use and operation of the Vessel. Nothing herein contained shall be construed as constituting any implied restriction on Charterer's right, during the Charter Period, consistent with this Charter, to employ the Vessel for its own account or for the account of others, either on a voyage or time charter basis, as the Charterer may from time to time determine, provided however, Charterer must first obtain written consent of Owner, which shall not be unreasonably withheld, before entering into any voyage or time charter.

     C. This Charter is a full and complete demise of the Vessel to the Charterer. From the time of delivery to the termination of the Charter, at its own expense, the Charterer shall either itself or through a maritime management or agency contract, man, victual, navigate, including engaging other vessels and pilots, operate, maintain in a good state of repair and in efficient operating condition, insure and supply the Vessel. The Charterer shall be responsible for all charges and expenses of every kind and nature whatsoever incidental to Charterer's use and operation of the Vessel under the Charter including without limitation fuel, lubricating oil, and water. Charterer shall return the Vessel to Owner at the expiration of this Charter in the event Charterer does not elect to purchase the Vessel pursuant to Article 19 hereof, in the same good order and condition as when received, reasonable wear and tear excepted, in accordance with Article 13 herein.

     D. (1) Except for a lien for wages of a stevedore, wages for the crew of the vessel, general average or salvage including contract salvage, and except for maritime tort liens covered (subject to a reasonable deductible) by insurance or protection and indemnity entry, Charterer will not create or suffer to be continued any security interest, lien, encumbrance or charge on the Vessel or any income therefrom. In due course, and in any event within thirty (30) days after the same becomes due and payable, the Charterer will pay or cause to be discharged or make adequate provision for the payment or discharge of all claims or demands which, if not paid or discharged, might result in the creation of a security interest, lien, encumbrance or charge against the Vessel or any income therefrom, and will cause the Vessel to be released or discharged from each such security interest, lien, encumbrance or charge therefor.

          (2) If a complaint shall be filed against the Vessel or if the Vessel shall be seized, arrested and/or taken into custody or sequestered by virtue of any legal proceedings in any court, the Charterer shall within ten (10) days thereafter cause the Vessel to be released and discharged. Charterer shall remain liable for the payment of Charter Hire throughout any of the foregoing events.

     E. Charterer agrees, at its expense, to drydock the Vessel for the purpose of cleaning and painting the Vessel's bottom when necessary and making any required repairs, inspections or surveys, but not less than twice in every sixty months unless Owner otherwise agrees or as required by applicable Classification Society rules, and when drydocking is due, Charterer agrees to send the Vessel to a port where the Vessel can so drydock, clean and paint. All expenses incidental to such drydocking and all charges incurred in connection therewith shall be for the Charterer's account, regardless of whether Owner's repairs, if any, are concurrently made, provided that the Owner's repairs do not delay the operation of the Vessel or increase the cost to Charterer.

     F. Charterer will pay and discharge when and as due and payable, all taxes, assessments, excises, levies, documentation and registration fees, duties, fines and penalties and other governmental charges including without limitation, sales, use, franchise, property, gross receipts and occupation taxes lawfully imposed upon the Vessel or the ownership, use, operation, registration, documentation or maintenance thereof during the term of the Charter or on any Charter Hire or other amounts payable hereunder, other than taxes and other charges imposed on or measured by the net income or capital of the Owner.

                                    ARTICLE 7

                        CONTINUED REGISTRATION OF VESSEL

     The Vessel shall be kept documented under the laws and flag of the United States during the period of this Charter. Charterer warrants it is a citizen of the United States and entitled to own and operate vessels documented under the laws of the United States with the privilege of engaging in the Coastwise trade.

                                    ARTICLE 8

                        EQUIPMENT, OUTFIT AND FURNISHINGS

     The Charterer shall have the use, without extra cost, of all equipment (which shall include equipment for cabin, crew, and galley, navigational aids, and technical equipment, furnishings, furniture, and fittings) outfit, appliances, tools, spare and replacement parts, non-consumable stores, crockery, linen, etc., as may be on board or installed upon the Vessel (as confirmed by an inventory conducted by the Owner and the Charterer) on delivery of the Vessel to the Charterer but shall exclude all gaming devices and related equipment and materials. The same or their substantial equivalent, excluding gaming devices and related equipment and materials and all other equipment leased by Charterer from third parties, shall be returned to the Owner (as confirmed by an inventory conducted by the Owner and Charterer) on Redelivery of the Vessel in the same good order and condition as when received, normal wear and tear excepted. The Charterer shall from time to time during the Charter period, replace such items of equipment as shall be so damaged or worn as to be unfit for use. Should the inventory at Redelivery show missing items of equipment, to the extent the reasonable value of the missing items exceeds the Purchase Option Prepayments, the Charterer shall replace the item or pay such excess to the Owner.

                                    ARTICLE 9

                                    INVENTORY

     ITG Vegas owns and has paid for the inventory, including, without limitation, consumable stores, on board the Vessel at the time of Delivery. Accordingly, Owner is not entitled to any payment for the inventory and Charterer shall have the right to remove the inventory from the Vessel on or prior to


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


Redelivery and to retain ownership thereof.

                                   ARTICLE 10

                                   ALTERATIONS

     A. Charterer has proposed certain alterations to the Vessel as detailed in Exhibit C to be performed shortly after Charterer is to take delivery of the Vessel from Owner. Owner hereby provides its consent to such alterations, but assumes no liability or responsibility and makes no representation or warranty as to the feasibility of the alterations, the ability to complete the alterations within budgeted costs, the qualifications of the shipyard to perform the alterations, or the ability of Charterer to obtain Coast Guard and classification society approvals required for the certification of the altered Vessel for any purpose, including Charterer's intended use and operation of the Vessel. Owner and Charterer agree that the costs of such alterations shall be paid solely to the extent of funds held in a blocked account for the benefit of Owner, solely in accordance with that certain Account Agreement of even date herewith among Charterer, Owner, Cruise Holdings I, LLC, PDS Funding 2004-A, LLC and Silver State. Charterer's failure to complete the alterations for any reason, including impossibility of performance, the failure of the shipyard to complete the work, costs overruns, or the failure to obtain certification for the altered Vessel, will not excuse Charterer from its obligation hereunder including its obligation to pay monthly Charter Hire as set forth in Article 3 and this Charter will continue in full force and effect regardless of any such failure hereunder.

     B. From time to time after delivery of the Vessel into the Charterer's service, the Charterer may make structural and other alterations to the Vessel, its machinery, or electrical equipment, only with Owner's prior written approval, which shall not be unreasonably withheld, provided the alterations to the Vessel and its equipment are returned to their original state at or prior to the termination of this Charter and Redelivery of the Vessel to Owner. Owner, however, has the option to retain any alterations made by Charterer at a mutually agreed price. In addition, leased equipment may be placed on board the Vessel by the Charterer. At the time of Redelivery, the Owner has the right at Owner's expense to continue any equipment lease should such lease permit or may require the Charterer to have any or all of such leased equipment removed. As to equipment otherwise placed aboard the Vessel by the Charterer, Charterer shall have the right to remove same upon Redelivery, provided that if Owner desires to retain the equipment on board the Vessel, it may purchase the equipment at a price to be agreed upon at the time of Redelivery. Any additions or alterations permitted by this Article are subject to approval by the Vessel's classification society, and, if required, the U. S. Coast Guard. Notwithstanding anything to the contrary contained in this Charter, Charterer shall not have the right to remove any gaming equipment other than in accordance with that certain Master Lease (Palm Beach Princess and Empress II Gaming Equipment), of even date herewith, between Owner, as Lessor, and Charterer, as Lessee, without the prior written approval of Owner.

     C. Charterer shall have the right to paint its own house colors thereon at Charterer's expense and on its time, provided Charterer changes the colors and markings back prior to Redelivery at its expense. Charterer shall have the right to rename the Vessel, and shall pay for all associated costs therefor. Prior to Redelivery, Charterer shall rename the Vessel at its expense in accordance with Owner's reasonable instructions. However, Owner shall in no event have the right to the use of the Charterer's trademark following Redelivery.

     D. The Vessel shall be kept painted and metal surfaces preserved at all times, and the Charterer shall maintain the Vessel in as good a condition as when delivered to Charterer from the shipyard upon completion of the alterations set forth in Exhibit C hereto, normal wear and tear excepted.

                                   ARTICLE 11

                                    INSURANCE

     A. (1) Charterer shall, at all times during the period of this Charter, at its own cost and expense, carry and maintain on the Vessel insurance coverage covering all marine and hull risks, including towers liability, war risk insurance, protection and indemnity insurance, together with coverage for pollution clean up costs and expenses including natural resource damage, third party claims as well as any fines or civil penalties now or hereafter imposed under all applicable Federal, State and Local laws, or the laws of any foreign country or political subdivision thereof having jurisdiction over the Vessel, and such crew insurance as is required, in order to completely protect the Owner from any and all liability or loss or damage to any party whomsoever. Such insurance shall, at a minimum, be in the standard forms available in the American and British insurance markets and further be in such form and in such amounts and with such underwriters as Owner shall approve. Charterer agrees to pay all deductibles and franchises provided for in said insurance policies.

          (2) The Vessel shall be covered by Hull and Machinery, Marine and War Risk insurances initially in the amount of the value of the Vessel, which will increase to Six Million Dollars ($6,000,000.00) upon completion of the modifications described in Article 10.A., and thereafter maintained in the amount of Six Million Dollars ($6,000,000.00) during the remaining duration of this Charter. Such insurance shall include an endorsement for acts of terror.

          (3) The Vessel shall be entered for Protection and Indemnity insurance with a Protection and Indemnity Association or Club, or Charterer shall obtain such liability insurance coverage, covering customary protection and indemnity liabilities as outlined in this Article 11 in an amount not less than the value of the Vessel and covering pollution liability in the amount of Twenty-Five Million ($25,000,000.00) Dollars, with a deductible for each accident of not more than Twenty-Five Thousand ($25,000.00) Dollars and shall include an endorsement for acts of terror.

          (4) Charterer will have Owner named as a co-insured or additional insured in all policies of insurance including the waiver of subrogation of any and all claims against the Owner, and shall deliver to Owner certificates of insurance evidencing Owner's status as co-insured or additional insured.

     B. Notwithstanding anything herein to the contrary, in the event that any of the insurance, to be provided by the Charterer, by reason of an act, omission or neglect of the Charterer, shall not be kept in full force and effect, or for any reason does not cover in full all losses, damages, claims and/or demands, the Charterer shall indemnify, defend and hold harmless the Owner against all such losses, claims and/or demands.

     C. Losses under any insurance provided for in this Article shall be payable as hereunder provided, and all policies shall contain clauses to the same effect:

          (1) The proceeds of insurance for all losses, except for total or constructive total loss, shall be payable to the satisfaction and discharge of the liability or to the repair of damage in respect of which the insurance loss has been paid or in reimbursement for monies theretofore applied.

          (2) In the event of an actual or constructive total loss of the Vessel, the insurance proceeds shall be paid to the Owner and shall be applied by the Owner to reduce any amounts due and payable by the Charterer hereunder and under the Master Lease. Any insurance proceeds in excess of the sum of (i) the Casualty Value, together with any Charter Hire that is past due hereunder, plus (ii) any amounts owing under the Master Lease (other than Basic Rent), plus (iii) any amounts due Owner under paragraph 12(A) hereof or amounts in dispute thereunder (it being understood that upon resolution of the indemnification claim concerning such amounts, such amounts shall be disbursed in accordance with the terms of such resolution), shall be promptly paid to the Charterer.

     D. The Charterer shall promptly furnish Owner with full information regarding any casualty or other accident or damage to the Vessel involving an amount in excess of Fifty Thousand Dollars ($50,000.00).

                                   ARTICLE 12

                                   INDEMNITIES

     A. (1) Charterer shall assume the defense of, indemnify and hold harmless the owner against any lien or claim of whatsoever nature on the vessel and against any claims of third parties against the owner or the vessel of whatsoever nature, including claims for personal injuries, death or property damage and without limitation by this enumeration, penalties or fines, either criminal or civil arising from violation of the laws of the united states or any state thereof or of the laws of any country or subdivision thereof to which the vessel may be sent, whether such claims or liens are founded or unfounded provided such lien or claim shall have arisen from the use, operation or custody of the vessel by Charterer or out of any act or neglect on Charterer's part or on the part of its employees, agents, representatives, or contractors. The indemnity shall include all reasonable costs payable or incurred in defending or investigating such claims or liens.

          (2) Should a suit or any other legal proceeding be filed against the vessel or should the vessel be levied against, arrested or taken into custody by virtue of a legal proceeding arising out of the use, operation or custody of the vessel by Charterer or out of any act or neglect on Charterer's part or on the part of Charterer's employees, agents, representatives, or contractors, Charterer shall immediately notify owner or owner shall immediately notify Charterer as the case may be, and Charterer shall take immediate action to free the vessel from the claim, demand or lien thereupon placed and obtain the release of the vessel from custody or arrest.

          (3) In the event that Charterer fails to fulfill its obligations under this Article, Owner may undertake same at the expense of Charterer.

          (4) In the event that any lien or claim as set forth in paragraph (1) above, the uninsured (if applicable) portion of which lien or claim is reasonably valued in excess of two hundred thousand dollars ($200,000.00), Exists at the time of the closing of Charterer's purchase of the vessel pursuant to article 19 of this charter, Charterer shall provide security to owner in an amount equal to the estimated value of the uninsured portion of such lien or claim prior to such closing. Such security shall be provided by Charterer for the benefit of owner in a form reasonably acceptable to owner, including without limitation cash, escrowed funds, letter of credit, marketable securities or payment bond. Charterer agrees to apply any applicable insurance proceeds towards payment of such lien or claim. If the closing of the purchase of the vessel by Charterer pursuant to article 19 is delayed because of any reasonable dispute under this paragraph, owner may, in its sole discretion, continue to hold title to the vessel as collateral security pending resolution of such dispute and this charter shall continue in full force and effect except that Charterer shall have no obligation to pay charter hire hereunder or basic rent under the master lease.

     B. (1) Owner shall assume the defense of, indemnify and hold harmless the Charterer against any lien or claim of whatsoever nature on the Vessel and against any claims of third parties against the Charterer or the Vessel of whatsoever nature including claims for personal injuries, death or property damage and without limitation by this enumeration, penalties or fines arising from violation of the laws of the United States or any state thereof whether such claims or liens are founded or unfounded provided such lien or claim shall have arisen from the use, operation or custody of the Vessel by Owner or out of any act or neglect on Owner's part or on the part of its employees, agents, representatives or contractors. The indemnity shall include all reasonable costs payable or incurred in defending or investigating such claims or liens.

          (2) Should a libel be filed against the vessel or should the vessel be levied against, arrested or taken into custody all during the period of this charter by virtue of legal proceeding arising out of the use, operation or custody of the vessel by owner or out of any act or neglect on owner's part or on the part of owner's employees, agents, representatives or contractors, Charterer shall immediately notify owner and owner shall take immediate action to free the vessel from the claim, demand or lien thereupon placed and obtain the release of the vessel from custody or arrest.

          (3) In the event Owner fails to fulfill its obligations under this Article, Charterer may undertake same at the expense of owner.

                                   ARTICLE 13

                 TERMINATION AND REDELIVERY AND OFF-HIRE SURVEY

     A. Charterer shall have the right to terminate this Charter upon prepayment in accordance with Section 10 of the Lease Schedule to the Master Lease.

     B. In the event Charterer does not purchase the Vessel pursuant to Article 19 hereof, upon termination of the Charter prior to the expiration of the Original Period, the Charterer shall, at its expense redeliver the Vessel ("Redelivery") (unless lost or declared a constructive total loss) to the Owner at any port identified by Owner provided such port is at or within one hundred
(100)  nautical  miles of the Port of

Palm Beach, Florida, or such other port mutually agreed upon.

     C. No further Charter Hire shall accrue after expiration of the Original Period. Interest on the unpaid Charter Hire then due shall accrue at the rate of fifteen percent (15%) per annum.

                                   ARTICLE 14

                                EVENTS OF DEFAULT

     If an Event of Default, as defined in the Master Lease, shall occur and remain uncured beyond any applicable cure period, the Owner may withdraw the Vessel from the service of the Charterer and immediately terminate this Charter. Notwithstanding any provisions of this Charter to the contrary, this Charter shall immediately terminate upon the termination of that certain Sub-Bareboat Charter (Empress II) of even date herewith between MJQ and PBE, as owner, and ITG Vegas and ITG Palm Beach, jointly and severally as lessee. Any termination of this Charter, as provided in this Article 14, shall be without prejudice to any claim the Owner may have against the Charterer pursuant to this Charter, including cost of Redelivery to the Port of Palm Beach, Florida; provided, however, that Charterer shall, in such event, have the rights set forth in
Article 19; provided further that Owner and Charterer shall have the rights and obligations as set forth in Section 20.2 of the Master Lease, which section is incorporated herein by reference.

                                   ARTICLE 15

                      REQUISITION OR SEIZURE OR FORFEITURE

     A. Requisition of the use of the Vessel by any government or governmental authority on a bareboat, time or voyage charter basis, or on any other basis not involving requisition of title to or seizure or forfeiture of the Vessel, during the Charter Period even though at the time of such requisition the Charterer shall have been deprived of, or limited in, the use of the Vessel to any extent and for any duration, for whatever cause, shall not terminate or extend this Charter. The Charterer shall continue to make payment of Charter Hire without interruption or abatement and shall remain liable for all other obligations under this Charter and shall be entitled to the total amount of requisition Charter Hire and any other amount payable with respect to such requisition. The foregoing provisions shall be without prejudice to the rights of the Owner and the Charterer against other parties in respect of any such charges or expenses. The Owner undertakes, insofar as any such rights are vested in it, to take at the Charterer's request and expense all reasonable steps to enforce such rights, and any sums recovered from other parties in respect of such charges or expenses shall be retained by or payable to the Charterer.

     B. In the event that title to the Vessel shall be requisitioned, or if the Vessel should be seized by, or forfeited to, any government or governmental authority, during the Charter Period, and such requisition, seizure or forfeiture shall not result from any act or omission of the Charterer (even though at the time of such requisition or seizure or forfeiture the Charterer shall have been deprived of, or limited in, the use of the Vessel to any extent and for any duration, for whatever cause), the Charterer shall forthwith notify the Owner of the facts and circumstances of such requisition, seizure or forfeiture and this Charter shall terminate. Charter Hire payments shall continue until the earlier of expiration of the Original Period or receipt by Owner of an amount equal to the Casualty Value of the Vessel, as set forth in Schedule A.1 of the lease schedule to the Master Lease, determined as of the date of the Owner's receipt of the requisition proceeds. However, Charterer shall be entitled to any and all proceeds or amounts received from any governmental agency or authority representing payment for charter hire and/or the value of the Vessel at the time of requisition or seizure.

     C. In the event of the termination of this Charter pursuant to this Article 15, the Charterer shall have the rights set forth in Article 19.

                                   ARTICLE 16

                               INSPECTION BY OWNER

     The Owner or its authorized representative may inspect the Vessel at any time during the currency of this Charter upon reasonable notice to the Charterer and provided such inspection does not delay the Vessel's employment.

                                   ARTICLE 17

                            LIMITATIONS AND BENEFITS

     Nothing contained herein shall be deemed to prohibit or deny to the Owner or to the Charterer the benefit of any limitations of, and exemptions from, liability accorded to the owners, bareboat Charterers, and operators of Vessels by any statute or rule or law in force at the time such benefit, limitation or exemption is invoked.

                                   ARTICLE 18

                           ASSIGNMENT AND SUB CHARTER

     Owner and  Charterer  may assign  this  Charter,  only in  accordance  with
Section 17 of the Master Lease. Charterer shall not sub-demise charter the Vessel, except to ITG Vegas and/or ITG Palm Beach, without the express written consent of the Owner. Subject to the terms of Section 17 of the Master Lease, the parties to this Charter shall remain responsible for its performance in the event of any assignment thereof, or sub-demise charter of the Vessel. Subject to the immediately preceding sentence, ITG Vegas and/or ITG Palm Beach may perform any covenant or obligation or exercise any right of Charterer hereunder, including, without limitation, the purchase option described in Article 19 and the obligation to maintain insurance described in Article 11. Notwithstanding any provision of this Charter or any sub-demise charter between Charterer and ITG Vegas and/or ITG Palm Beach, in the event of the termination of this Charter, any sub-demise charter between Charterer and ITG Vegas, ITG Palm Beach, and/or any other party shall automatically terminate.

                                   ARTICLE 19

                                 SALE OF VESSEL

     A. Upon termination of this Charter for any reason, PBE may purchase the Vessel from the Owner upon the following terms and conditions.

     B. PBE shall exercise this option to purchase the Vessel by giving written notice to the Owner within ten (10) days after termination of this Charter for any reason, as the case may be, of its intent to purchase the Vessel on a mutually acceptable closing date; provided, however, that if no payment default has occurred and is continuing as of the expiration of the Original Period, then PBE shall be deemed, without further action, to have exercised its purchase option under this Article 19 and to have fully paid the Purchase Option Exercise Price.

     C. In the event PBE elects to exercise or is deemed to have exercised its option to purchase the Vessel, Owner agrees to sell, and PBE agrees to purchase the Vessel, together with everything belonging to such Vessel, including the hull, machinery and tackle, as well as all other associated and installed equipment which may be on board, excluding all gaming devices and related equipment and materials.

     D. The total purchase price to be paid by PBE in the event of a sale upon the termination of this

Charter prior to expiration of the Original Period for any reason shall be the Casualty Value, as defined in the Master Lease and set forth in the Lease Schedule attached thereto (the "Purchase Option Exercise Price"), minus the aggregate amount of any Purchase Option Prepayments received by Owner as of the date of such termination. Payment shall be made as mutually agreeable between Owner and PBE or in the absence of any such agreement, by electronic transfer to Owner, in accordance with Owner's written instructions. PBE's payment of the purchase price with respect to such Vessel may be deemed received by Owner upon Owner's receipt of confirmation from the appropriate officer of Owner's bank that the electronic transfer of funds to Owner's account has been accomplished.

     E. Owner and PBE shall set a mutually agreeable closing date and location for the consummation of the sale of the Vessel subsequent to PBE's notification of the Owner that it desires to purchase the Vessel, which date shall not be less than forty-five (45) days after the termination of this Charter for any reason in the event of a sale upon termination. Upon payment of said purchase price pursuant to the terms of paragraph D of this Article 19, all rights, title and interest in said Vessel shall pass to PBE upon the acknowledgment of the receipt of payment by Owner.

     F. At closing, Owner shall furnish PBE an executed and notarized Bill of Sale (form CG-1340), in duplicate, transferring title to PBE and warranting that such Vessel is free from all mortgages, liens, and encumbrances of any kind whatsoever (other than those, if any, arising out of Charterer's or its subCharterer's use, operation or custody of the Vessel under this Charter and those existing prior to the date hereof); and a U.S. Coast Guard Abstract of Title for such Vessel, and showing no mortgages, liens, or encumbrances of record (other than those, if any, arising out of the Charterer's use, operation or custody of the Vessel under this Charter or those existing prior to the date hereof).

     G. Passage of title from Owner to PBE shall constitute acknowledgment by PBE that the Vessel is in a condition completely acceptable to PBE, and PBE will thereafter have no warranty claim against Owner for any defects in such Vessel, whether patent or latent, it being specifically understood and agreed between PBE and Owner that subsequent to the parties' inspection of the Vessel, as specified in Article 4, at the time of the on-hire survey the sale of the Vessel is "as is, where is", with PBE relying solely on its own examination and inspection of the Vessel at such survey, and without any representation or warranty by Owner, expressed or implied, as to seaworthiness, condition, or suitability for any particular purpose, trade or service, but with full warranty of title except for those mortgages, liens and encumbrances of any kind whatsoever arising out of Charterer's prior ownership or the use, operation or custody of the Vessel under this Charter. PBE agrees to pay any sales or use taxes, assessments or charges which may apply to the purchase of such Vessel, except income or other taxes or assessments based upon revenues, earnings or assets.

     H. In the event the Purchase Option is not exercised or deemed exercised in accordance with this Charter, Owner shall remit to PBE any Purchase Option Prepayments received by Owner to PBE, less (i) any payments due hereunder or under the Master Lease; (ii) any amounts due Owner under paragraph 12(A) hereof or amounts in dispute thereunder (it being understood that upon resolution of the indemnification claim concerning such amounts, such amounts shall be disbursed in accordance with the terms of such resolution); (iii) the reasonable value of any equipment not replaced by Charterer, and (iv) damages or costs associated with or arising from the enforcement of this Charter or the Master Lease.

                                   ARTICLE 20

                                  GOVERNING LAW

     The interpretation of this entire agreement shall be governed by the Maritime Law of the United States of America and by the laws of the State of Nevada.

     If any provision of this Charter is unenforceable under applicable law, such provision shall be void and the other provisions hereof shall continue in full force and effect. The parties shall use their best efforts to resolve by agreement any problem which may arise as a result of any changes in applicable law or regulations affecting performance of this Charter.

     The terms and provisions of this Charter, the Master Lease and accompanying Lease Schedule constitute the entire agreement between the parties hereto and this Charter shall not be amended or supplemented, or any term or provision thereof waived except in writing signed by the party or parties to be bound thereby and no promise, agreement, warranty, or representation not set forth herein, therein or in such written amendment or supplement shall be of any force or effect. In the event that any provision of this Charter conflicts with the provisions of the Master Lease dated of even date herewith between Owner and Charterer, the terms of this Charter shall govern.

                                   ARTICLE 21

             JURISDICTION. WAIVER OF JURY TRIAL AND PUNITIVE DAMAGES

     A. Each of the parties irrevocably and unconditionally (i) agrees that any legal suit, action or proceeding brought by a party hereto arising out of or based upon this Charter, except for an in rem action against the Vessel, shall exclusively be brought in the United States District Court for the District of Nevada ("District of Nevada"), (ii) waives, to the fullest extent it may effectively do so, any objection with it may now or hereafter have to the laying of venue of any such proceeding brought in the District of Nevada, and any claim that any such action or proceeding brought in the District of Nevada has been brought in an inconvenient forum, (iii) submits to the exclusive jurisdiction of the District of Nevada in any suit, action or proceeding, and (iv) agrees that the losing party shall pay to the prevailing party the attorneys' fees and expenses incurred by the prevailing party in such action. If for any reason the District of Nevada lacks jurisdiction over a matter arising out of or based upon this Charter, excluding any in rem action against the Vessel, the District Court for the State of Nevada in Las Vegas, Nevada ("Nevada State Court") shall then have exclusive jurisdiction and all other provisions of this Article 21 shall remain valid and enforceable in such court.

     B. Each of the parties agrees and acknowledges that any controversy that may arise under this Charter, whether filed in the District of Nevada, the Nevada State Court or otherwise, is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Charter, or the breach, termination or validity of this Charter.

     C. Each of the parties hereby irrevocably and unconditionally waives any right it may have to claim and receive an award for punitive damages for any claim arising out of or relating to this Charter, or the breach, termination or validity of this Charter.

                                   ARTICLE 22

                               LOSS AFTER DELIVERY

     A. If the Vessel becomes an actual total loss during any term of this Charter and prior to any sale to Charterer, this Charter shall terminate as of the date of the actual loss. If the Vessel becomes a constructive or compromised total loss under the insurances, this Charter shall also terminate, but payment of Charter Hire shall continue until the earlier of (i) expiration of the Original Period and (ii) such time as the underwriters or Charterer, in the case of self-insurance, remit to Owner proceeds of said insurance in an amount equal to the Casualty Value of the Vessel, as set forth in Schedule A-1 of the lease schedule to the Master Lease, which Casualty Value is to be determined as of the date of Owner's receipt of such proceeds. In either case, in the event such proceeds of insurance exceed the Casualty Value, as defined in the Master Lease, as determined as of the time such insurance proceeds are remitted to Owner, such excess proceeds, less any amounts due Owner under this Charter or the Master Lease, shall be distributed to PBE on behalf of the Charterer.

     B. No tender or abandonment of the Vessel to the underwriters as a constructive total loss shall be made without the prior approval of the Owner, which approval will not be unreasonably withheld.

                                   ARTICLE 23

                                    LOG BOOKS

     Charterer's crew shall maintain full and complete logs and at Owner's request, Charterer shall furnish to Owner true copies of said logs.

                                   ARTICLE 24

                                 TRADING LIMITS

     During any term of this Charter, the parties agree that the Vessel shall have a trading limit of inland, tributary, coastal and nearby adjacent waters of the United States East Coast; Bahamas; Gulf of Mexico; and Caribbean.

                                   ARTICLE 25

                           BUSINESS POLICY PROVISIONS

     Charterer agrees to comply with all laws and lawful regulations, including any gaming laws, regulations, licenses or permits, applicable to any activities carried out in the name of or representative of Charterer under this Charter. Charterer agrees that all financial settlements and reports rendered to Owner under this Charter will, to the best of its knowledge and belief, reflect properly the facts about all activities and transactions handled for the account of Charterer which data may be relied upon as being complete and accurate in any further recording and reporting made by Owner for whatever purpose. Charterer agrees to notify Owner promptly upon discovery of any instances where the Charterer fails to comply with provisions above.

                                   ARTICLE 26

                         ANTI-DISCRIMINATION PROVISIONS

     During the performance of this Charter, and any and all supplements and amendments hereunder to the extent applicable, Charterer agrees to comply with requirements of the Federal Government as more particularly specified that both parties understand Charterer is an Equal Opportunity Employer and will not engage in any conduct or practice which violates any applicable law, order or regulation prohibiting discrimination against any person by reason of race, color, religion, national origin, sex or age or on account of being handicapped, a disabled veteran or a veteran of the Vietnam era.

                                   ARTICLE 27

                                     NOTICES

     Any written notice required or authorized to be given hereunder by either party to the other may be given by postage prepaid letter or by telegram, cable, telex, facsimile or other similar means,

         TO THE OWNER:
         6171 McLeod Drive
         Las Vegas, Nevada 89120
         Cable:
         Telefax Number:
         Telephone Number:

         TO THE Charterer:
         One East 11th Street, Suite 500
         Riviera Beach, Florida 33404
         Cable:
         Telefax Number:
         Telephone Number:

or to such other address or addresses as may from time to time be specified by either party to the other in writing.

     IN WITNESS WHEREOF, the parties hereto have executed this Charter as of the date first set forth above.

Charterer:                              OWNER:

PALM BEACH MARITIME CORPORATION,        CRUISE HOLDINGS II, LLC
formerly named MJQ CORPORATION


By:/S/Francis X. Murray                 By:/s/Peter D. Cleary
Name: Francis X. Murray                 Name: Peter D. Cleary
Its:  President                         Its:  President


Witness:                                Witness:
        ----------------------                  ------------------

Charterer:

PALM BEACH EMPRESS, INC.


By:/S/Francis W. Murray
Name: Francis W. Murray
Its:  President


Witness:
        -------------------

                                    Exhibit A

     For purposes of Article 3 of this Charter, Annualized EBITDAR shall be calculated by adjusting for seasonality factors reflected in fiscal year 6/30/03, as follows:

     Annualized EBITDAR shall equal the quotient of the year-to-date calculation of EBITDAR divided by 13% for the three month period ended September 30, 30% for the six month period ended December 31 and 63% for the nine month period ended March 31.

                                   Appendix A

                                   EMPRESS II

The EMPRESS II is the Ship and General Improvement at and on the maritime vessel named the EMPRESS II Casino Cruise Ship (United States Official Number 998517. General Improvements shall mean all equipment and FF&E as defined in Section 1250 of the United States Internal Revenue Service Publication 946, where the equipment and FF&E is considered a structural component or critical operating component of the vessel.

                                   Appendix B

                     CERTIFICATE OF DELIVERY AND ACCEPTANCE

     Cruise Holdings II, LLC, Owner, acting through its authorized agent, does hereby deliver to Palm Beach Empress, Inc. and Palm Beach Maritime Corporation, formerly named MJQ Corporation, the Vessel EMPRESS II, Coast Guard Official
Number 998517 (hereinafter the "Vessel"), pursuant to the terms of Bareboat Charter With Option to Purchase of the Casino Cruise Ship EMPRESS II previously executed by the parties.

     Palm Beach Empress Inc. and Palm Beach Maritime Corporation, formerly named MJQ Corporation, jointly and severally as Charterer, acting through their authorized agents, hereby accept physical delivery of the Vessel in accordance with the terms of the aforesaid mentioned agreement at the time, date and place set forth herein.

Delivered and Accepted this 6th day of July, 2004 at Palm Beach, Florida.

Accepted:                               Delivered:

PALM BEACH EMPRESS INC.                 CRUISE HOLDINGS II, LLC


By:/S/Francis W. Murray                 By:/s/Peter D. Cleary
Name: Francis W. Murray                 Name: Peter D. Cleary
Its:  President                         Its:  President

Witness:                                Witness:

Accepted:

PALM BEACH MARITIME CORPORATION,
formerly named MJQ CORPORATION


By:/S/Francis X. Murray
Name: Francis X. Murray
Its:  President

Witness:

Appendix C

                        CHARTERER'S PROPOSED ALTERATIONS